Code of Ethics
Applies to	OCM
Date of Most Recent Review	November, 2018
References
Investment Company Act – Sections 2(a)(9), 2(a)(20), 2(a)(36)
Investment Company Act – Rule 17j-1
Investment Advisers Act – Section 202(a)(18)
Investment Advisers Act – Rule 204A-1
Securities Exchange Act – Sections 13, 15(d)
Securities Exchange Act – Rule 16(a)-1(a)(2)
Securities Act of 1933 – Sections 4(a)(2), 4(a)(5)
Securities Act of 1933 – Rules 504, 506
FINRA Rule 2341
FINRA Rule 3220
CFA Institute’s Asset Manager Code of Professional Conduct

Responsible Parties	All Employees, CEO, President, CFO, CCO, Compliance Department, Access Persons, Investment Personnel, Portfolio Managers
Relevant Documentation
1.    Initial Code of Ethics Report
2.    Quarterly Code of Ethics (Securities Transactions) Report
3.    Annual Code of Ethics Report
4.    Quarterly Gift and Entertainment Reports
5.    Compliance Department Pre-Clearance or Exception Approvals
6.    Gift and Entertainment Pre-Clearance or Exception Approvals
7.    Written Reports of Violations and Exceptions
8.    List of Access Persons
9.    List of Persons Responsible for Reviewing Employee Reports
10.    CCO Reports

Notes	MPS Must Approve Material Changes CCO Annually Must Distribute Code to Access Persons

I.     Background
Rule 17j-1 under the Investment Company Act of 1940, as amended (“Investment Company Act”) prohibits fraudulent or manipulative practices by individuals affiliated with funds and their advisers and requires each fund and investment adviser to adopt a written code of ethics containing provisions reasonably necessary to prevent such practices and to institute procedures to prevent violations of such code of ethics. Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”) requires investment advisers subject to SEC registration to adopt a code of ethics that sets out standards of conduct for advisory personnel, and to address conflicts that arise from personal trading by advisory personnel.
Both Rule 17j-1 and Rule 204A-1 require certain directors (trustees), officers, general partners or employees of a mutual fund or its investment adviser who make, participate in, or obtain information about, the purchase or sale of certain securities by a mutual fund (“Access Persons”) to report their personal securities transactions to the mutual fund or its investment adviser. Olstein Capital Management, L.P. (“OCM”), on behalf of itself and the Olstein All Cap Value Fund and the Olstein Strategic Opportunities Fund (each, a “Fund,” and together, the “Funds”), which are series of Managed Portfolio Series (“MPS”) that are advised by OCM, has adopted a code of ethics (“Code of Ethics” or “Code”) that is intended to meet the requirements of Rule 17j-1 and Rule 204A-1. The Code contains provisions, described in more detail below, that are intended to protect OCM’s clients, including the Funds and their shareholders, and to reinforce the fiduciary principles that govern the conduct of OCM’s personnel. The Code also contains prohibitions on certain transactions in shares of funds for which OCM serves as investment adviser or sub-adviser (“Managed Funds”).
The Code generally requires that Access Persons of OCM limit their personal investments in securities to: (i) mutual funds, including the Funds; (ii) non-corporate fixed income securities; (iii) investments held by the Access Person at the time of the commencement of his or her employment with OCM; or (iv) investments pre-approved by OCM’s Compliance Department.
II.    Prevention
A.    Limitation on Access Persons’ Equity Investments
The Code addresses the risks to OCM’s clients, including the Funds, associated with personal securities transactions primarily by limiting Access Persons’ investments, as described in the previous paragraph. In addition, OCM’s employees are encouraged to invest in the Funds as a prudent part of their overall investment portfolios. This policy is intended to positively align the interests of OCM’s Access Persons with those of OCM and its clients, to prevent or minimize certain conflicts of interest, and to reduce the risks associated with personal trading by Access Persons (by, among other things, encouraging Access Persons to invest in the Funds as a prudent part of their overall investment portfolios).

B.	Limitations on Transactions in Shares of Managed Funds
The Code places certain restrictions on the ability of Access Persons to engage in personal transactions in shares of Managed Funds. For example, the Code prohibits series of purchase and redemption transactions, regardless of size, of the same Managed Fund in a manner that the Compliance Department deems excessive. In addition, Access Persons of OCM are required to hold shares of a Managed Fund for a minimum of sixty (60) days before they may be redeemed at a profit.

These restrictions are intended to prevent the type of excessive short-term transactions that have the potential to harm the interests of the Managed Funds’ long-term shareholders.

C.	Setting Forth Clear Standards of Conduct that are Expected of Access Persons
The Code requires that Access Persons adhere to its standards of conduct in carrying out the operations of OCM or the Funds. These standards are intended to prevent violations of the Code by providing straightforward, unambiguous guidelines.
III.    Detection
A.    Pre-Clearance of Securities Transactions
Certain Access Persons of OCM must receive prior written approval from the Compliance Department before engaging in certain personal securities transactions. This allows the Compliance Department to monitor the transactions and intervene in instances where it believes a transaction may violate the Code.
B.    Transaction Reporting Requirements
The Code requires that certain Access Persons report their personal securities transactions on a regular basis. The CFO monitors the personal investing of these persons to detect violations of the Code. These reporting requirements provide the Compliance Department with an additional mechanism for monitoring Access Persons’ personal trading and detecting potential Code violations.

C.	Reporting Violations
The Code requires Access Persons to immediately notify OCM’s Chief Compliance Officer (“CCO”) of potential violations. This provision is intended to reinforce the fact that compliance is every employee’s responsibility, and to increase the Compliance Department’s ability to detect violations by requiring prompt internal reporting.
IV.    Correction
The Code provides several corrective mechanisms that may be implemented if the CCO determines that an Access Person has violated the Code.
A.    Periodic Reporting
The Code requires that OCM reports to MPS certain issues arising under the Code.
B.     Sanctions and Disgorgement of Profits
Access Persons that violate the Code are subject to a variety of potential sanctions. The CCO may recommend to OCM’s Senior Management such sanctions as he or she deems appropriate. However, in certain circumstances the Code provides for mandatory disgorgement of profits.

CODE OF ETHICS
OF

OLSTEIN CAPITAL MANAGEMENT, L.P.

PREAMBLE

This Code of Ethics (“Code of Ethics” or “Code”) was adopted by Olstein Capital Management, L.P., (“OCM”), on behalf of itself and the Olstein All Cap Value Fund and the Olstein Strategic Opportunities Fund (each, a “Fund,” and together, the “Funds”), which are series of Managed Portfolio Series (“MPS”) that are advised by OCM, and approved by MPS, in compliance with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (“Investment Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), to effectuate the purposes and objectives of those Rules. This Code applies only to OCM officers and employees. Persons who are not OCM officers or employees may be covered by a separate code of ethics adopted by MPS.

Rule 17j-1 makes it unlawful for certain persons, including any officer, director or trustee of OCM, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Funds:

(1)    To employ any device, scheme or artifice to defraud the Funds;

(2)
To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances in which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

(4)	To engage in any manipulative practice with respect to the Funds.

Rule 17j-1 also requires that the Funds and OCM each: (i) adopt a written code of ethics that is approved by a majority of the MPS Board of Trustees (“MPS Board”) (including a majority of Independent Trustees (as defined in the next section)) and contains provisions reasonably necessary to prevent certain persons from engaging in acts that violate the above standard; and (ii) use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

Rule 204A-1 requires that OCM adopt a code of ethics that: (i) includes the standards of conduct expected of its advisory personnel; and (ii) requires certain advisory persons to report certain of their personal securities transactions, including transactions in funds for which OCM acts as an investment adviser or sub-adviser, as well as certain securities holdings.

The CFA Institute’s Asset Manager Code of Professional Conduct (“CFA Code”) outlines the ethical and professional responsibilities of firms that manage assets on behalf of clients. The CFA Code’s principles and provisions address six broad categories: (1) loyalty to clients; (2) investment process and actions; (3) trading; (4) risk management, compliance, and support; (5) performance reporting and valuation; and (6) disclosures. OCM has adopted the CFA Code, and intends to comply with its principles and provisions.

The Code is intended to promote compliance with OCM’s and the Funds’ legal and fiduciary obligations, and is based upon the principle that certain persons, including the employees, officers and certain affiliated persons of OCM, owe a fiduciary duty to their clients, including Fund shareholders, to conduct their affairs, including their personal securities transactions, in such a manner as to minimize conflicts of interest and to avoid: (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with OCM or the Funds; and (iii) abusing their position of trust and responsibility.

As a matter of general policy, all Access Persons (as defined in the next section) shall limit their personal investments in Reportable Securities (as defined in the next section) to: (i) mutual funds, including the Funds; (ii) non-corporate fixed income securities; (iii) investments held by the Access Person at the time of the commencement of his or her employment with OCM; or (iv) investments pre-approved by the Compliance Department. In addition, Access Persons are encouraged to invest in the Funds as a prudent part of their overall investment portfolios. This policy is intended to positively align the interests of OCM Access Persons with those of OCM and its clients, including the Funds, to avoid conflicts of interest, to prevent violations of the fiduciary duty owed to OCM’s clients, including the Funds’ shareholders, and to reduce the risks associated with personal trading by Access Persons.

It is a violation of this Code to interpose family, friends or any third party in an activity that would otherwise be prohibited by the Code with the intention of circumventing the Code’s provisions. Every Access Person is responsible for immediately reporting potential violations of this Code or any other policy or procedure in OCM’s Compliance Program to OCM’s Chief Compliance Officer (“CCO”). Access Persons are required to seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation, or any provision of any policy or procedure in the Code or in OCM’s Compliance Program regarding any contemplated course of action. Please note that most of the Code’s reporting requirements and restrictions on personal securities transactions apply to your spouse and your children living in your household (and could apply to others, as well, depending upon your specific circumstances).

1.    DEFINITIONS

(a)
“Access Person” means any: (i) Investment Person of OCM; (ii) Advisory Person of OCM; or (iii) Supervised Person of OCM who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Note: As a practical matter, Access Persons generally include all OCM officers and employees.

(b)
“Advisory Person” means: (i) any director, trustee, officer, general partner or employee of OCM (or of any company in a control relationship to OCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains current information regarding, the purchase or sale of a security by an OCM client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or (ii) any natural person in a control relationship to the OCM who regularly obtains current information concerning recommendations made to an OCM client, with regard to the purchase or sale of a security by that client.

(c)
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(d)
A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the person responsible for trading, which includes when the OCM client has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(e)
“Beneficial Ownership” has the same meaning as it does when determining whether a person is subject to the provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or children living in his or her household.

(f)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

(g)
“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any other applicable rules.

(h)	“Independent Trustee” means a Fund trustee who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

(i)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(j)
“Investment Person” means: (i) any OCM Portfolio Manager as defined in (l) below; (ii) securities analysts, traders and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions; (iii) any employee of the OCM (or of any company in a control relationship to OCM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an OCM client; or (iv) any natural person who controls OCM and who obtains information concerning recommendations made to an OCM client regarding the purchase or sale of securities by that client.

(k)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504 or Rule 506 thereunder.

(l)	“Portfolio Manager” means an OCM employee entrusted with the direct responsibility and authority to make investment decisions affecting an OCM client, including a Reportable Fund, as defined below.

(m)	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(n)	“Reportable Fund” means:

(i)	Any investment company or series thereof for which OCM serves as an investment adviser or sub-adviser as defined in Section 2(a)(20) of the Investment Company Act (“Managed Fund”); or

(ii)	Any investment company or series thereof whose investment adviser, sub-adviser or principal underwriter Controls, is Controlled by, or is under common Control with, OCM.

(o)
“Reportable Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act. Reportable Security as used herein shall also include any interest in unregistered investment companies, exchange-traded funds (ETFs) or commodity futures or forward contracts. Reportable Securities do not include:

(i)	Direct obligations of the United States government;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Money market funds; and

(iv)	Unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.
Note:    As a practical matter, almost anything you invest in may be a Reportable Security.

(p)
“Supervised Person” means any director, officer, partner or employee of OCM, any other person who provides advice on behalf of OCM and is subject to OCM’s supervision and control, and any other persons that the CCO may, in his or her discretion, deem to be subject to certain provisions of this Code.

Note: As a practical matter, Supervised Persons generally includes all OCM officers and employees.

2.	STANDARDS OF BUSINESS CONDUCT
OCM requires that Supervised Persons engaging in OCM business adhere to high standards of business conduct, which are intended to reflect OCM’s legal and fiduciary obligations to its clients.

(a)	Compliance with Laws, Rules and Regulations
Supervised Persons must comply with the laws, rules and regulations applicable to OCM’s operations and business, as well as with the policies and procedures in OCM’s Compliance Program.
Supervised Persons must comply with the Federal Securities Laws, which means, among other things, that they are not permitted to: (a) defraud a client; (b) mislead a client, including by making a statement that omits material facts; (c) engage in an act, practice or course of conduct that would operate as a fraud or deceit upon a client; (d) engage in a manipulative practice with respect to a client; or (e) engage in a manipulative practice with respect to securities, including price manipulation.
Supervised Persons must comply with their fiduciary duty and place OCM’s clients’ interests before their own.

(b)	Conflicts of Interest
Supervised Persons should avoid conflicts of interest with regard to OCM and its clients. A “conflict of interest” in this context occurs when an individual’s private interest interferes with the interests of OCM and/or its clients. A conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking action.
Supervised Persons must treat all clients in a fair and objective manner, and must not unfairly favor one client over any other.

(c)	Communicating with the SEC
Supervised Persons are prohibited from engaging in any action or entering into any contract that prevents or impedes OCM’s employees or former employees from communicating with the SEC regarding possible securities law violations.

3.	PROHIBITED TRANSACTIONS

(a)	No Access Person shall engage in an act, practice or course of conduct that would violate Rule 17j-1.

(b)	No Access Person shall:

(i)
purchase or sell, directly or indirectly, a security in which he or she has or by reason of such transaction acquires, a direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

(A)	is being considered for purchase or sale by or for an OCM client; or

(B)    is being purchased or sold by or for an OCM client; or

(ii)	disclose to other persons the securities activities engaged in or contemplated for an OCM client.

(c)	No Access Person shall:

(i)	violate OCM’s Business Gift and Entertainment Policy, which is a part of this Code and attached hereto as Appendix 1;

(ii)	directly or indirectly acquire beneficial ownership in securities in an Initial Public Offering or in a Limited Offering without prior written approval (including e-mail) of the Compliance Department.
Note 1: An Investment Person authorized to purchase securities in an Initial Public Offering or a Limited Offering must disclose that investment when he or she participates in any subsequent consideration of an investment in the issuer by an OCM client. In such circumstances, the decision to purchase securities of the issuer shall be subject to independent review by the client.
Note 2: The Financial Industry Regulatory Authority, Inc. (“FINRA”) prohibits certain employees from purchasing Initial Public Offerings. You are required to see OCM’s Broker-Dealer Chief Compliance Officer (“BDCCO”) before you seek preapproval to purchase an Initial Public Offering;

(iii)
profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Any profits realized on such short-term trades must be disgorged to charity (or to the Reportable Fund pursuant to Section 4(b), below) without a tax write-off; or

(iv)
serve on the board of directors of a publicly traded company without prior written authorization of the Compliance Department. An authorization shall be based upon a determination that the board service would be consistent with the interests of OCM’s clients, including the Funds and their shareholders. Furthermore, no Access Person may serve on the board of directors of a company that is held in the account of an OCM client.

(d)	No Portfolio Manager shall:

(i)
buy or sell a security within seven (7) calendar days before and after a client account that he or she manages trades in that security. Any profits realized on trades within the proscribed period must be disgorged to the client account.

4.    PERSONAL TRANSACTIONS IN REPORTABLE FUNDS

(a)
No Access Person shall engage in excessive trading or market timing activities with respect to a Reportable Fund. For these purposes, “market timing” shall be defined as a series of purchase and redemption transactions, regardless of size, in and out of the same Reportable Fund in a manner that the Compliance Department deems to be excessive.

(b)
Access Persons are required to maintain holdings in a Reportable Fund for a minimum of sixty (60) calendar days before they are permitted to redeem their shares at a profit (“Mandatory Holding Period”). A person who violates the Mandatory Holding Period is required to disgorge any resulting profit from the redemption to the Reportable Fund. The Mandatory Holding Period for Reportable Funds does not apply to systematic purchases of shares of a Reportable Fund, such as Automatic Investment Plans, purchases through payroll deductions, or similar transactions. Upon written request, the Compliance Department may, at its discretion, grant an exception to the Mandatory Holding Period for certain significant life events (e.g., marriage, education, purchase of a home, etc.).

(c)	An Access Person shall report his or her transactions in Reportable Funds to the Compliance Department pursuant to Section 6(d) of this Code to be reviewed by OCM’s Chief Financial Officer (“CFO”).

5.    EXEMPTED TRANSACTIONS AND ACCOUNTS

(a)	The prohibitions of Sections 3(b), 3(c) and 3(d) and the provisions of Section 6(a) of this Code shall not apply to:

(i)	purchases or sales effected in an account over which the Access Person has no direct or indirect influence or control;

(ii)	purchases or sales which are non-volitional on the part of either the Access Person or an OCM client (e.g., mergers, etc.);

(iii)	purchases or sales that are part of an Automatic Investment Plan (including a dividend reinvestment plan); or

(iv)
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(b)
In addition, the provisions of Sections 6(b), 6(c) and 6(d) do not apply to accounts (or to the securities in such accounts) over which the Access Person has no direct or indirect influence or control. The Compliance Department may, at its sole discretion, require an Access Person to provide any of the information normally required by Sections 6(b), 6(c) and 6(d) from time to time. Furthermore, notwithstanding the provisions in this Section 5, the Compliance Department may require an Access Person to comply with all of the provisions in Sections 6(a), 6(b), 6(c) and 6(d) if it deems appropriate.

6.    COMPLIANCE PROCEDURES

(a)    Pre-clearance

Access Persons shall receive prior written approval (including e-mail) from the Compliance Department before: (i) purchasing or selling Reportable Securities other than: (A) mutual funds, including the Funds; (B) non-corporate fixed income securities; or (C) transactions exempted pursuant to Section 5(b) above; or (ii) purchasing securities in an Initial Public Offering or a Limited Offering. The CFO will retain a record of each approval and the supporting rationale. Any investments authorized by the Compliance Department under this policy are still otherwise subject to this Code.

(b)    Duplicate Confirmations and Account Statements

All Access Persons shall direct their brokers to supply to the CFO on a timely basis duplicate copies of the confirmation of all personal transactions in Reportable Securities (including Reportable Securities that do not require pre-clearance) and copies of all periodic statements for all securities accounts; provided, however, that an Access Person does not have to provide such confirmations for transactions effected by his or her family members in mutual funds that are not Reportable Funds or for transactions exempted pursuant to Section 5(b) above.

(c)    Disclosure of Personal Holdings (Initial and Annual Reports)

(i)
All Access Persons shall report and disclose to the CFO all personal holdings of Reportable Securities (including Reportable Securities that do not require pre-clearance) upon commencement of their employment with OCM, and thereafter on an annual basis; provided, however, that an Access Person does not have to report the mutual funds that are not Reportable Funds which are owned by his or her family members or the securities and accounts exempted pursuant to Section 5(b) above. In addition, all Access Persons shall make certain certifications upon commencement of their employment and annually thereafter. The Initial Report shall be made on the form attached hereto as Exhibit A and the Annual Report shall be made on the form attached hereto as Exhibit B. Access Persons also shall provide in each report the name of any broker, dealer or bank with whom the Access Person maintained or maintains an account in which any securities were or are held for the direct or indirect benefit of the Access Person; provided, however, that pursuant to Section 5(b) above an Access Person shall not be required to make such a report with respect to any account over which such person does not have direct or indirect influence or control.

(ii)
Initial Reports shall be made no later than ten (10) calendar days after the person becomes an Access Person and provide information that is current as of a date no more than forty-five (45) calendar days prior to the date the person became an Access Person.

(iii)
Annual Reports shall be submitted within thirty (30) calendar days after the end of each calendar year and provide information that is current as of a date no more than forty-five (45) calendar days before the date such Annual Report is submitted.

(d)	Quarterly Reporting Requirements

(i)
Access Persons shall report to the CFO the information described in Section 6(d)(ii) of this Code with respect to transactions in any Reportable Security in which such person has, or by reason of such transaction acquires, direct or indirect beneficial ownership in the Reportable Security; provided, however, that an Access Person shall not be required to include in such reports: (A) transactions effected for any account over which such person does not have direct or indirect influence or control pursuant to Section 5(b) above; (B) information that duplicates information contained in broker trade confirmations or account statements provided to the CFO in accordance with Section 6(b) of this Code; (C) transactions effected pursuant to Automatic Investment Plans; or (D) transactions effected by an Access Person’s family members in mutual funds that are not Reportable Funds.

(ii)
Reports required to be made under this Section 6(d) shall be made no later than thirty (30) calendar days after the end of the calendar quarter in which the transaction(s) to which the report relates was effected. Every Access Person shall be required to submit a report for all periods, including those periods in which no transactions in Reportable Securities were effected. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person and the date the account was established; provided, however, that an Access Person shall not be required to include in such report any account over which such person does not have direct or indirect influence or control pursuant to Section 5(b) above. A report shall be made on the form attached hereto as Exhibit C.

(iv)
Such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has a direct or indirect beneficial ownership in the security to which the report relates.

(e)	Annual Certification of Compliance with Code of Ethics

Each Access Person shall certify annually that he or she has:

(i)	received a copy of, or has been advised of the online location for, the current Compliance Manual, including the Code;

(ii)	read and understands the current Compliance Manual, including the Code;

(iii)	recognizes that he or she is subject to the Code in the capacity of an “Access Person,” and possibly is subject to the Code in other capacities, as well;

(iv)	complied with the Compliance Manual, including the Code;

(v)	completely and accurately completed the report; and

(vi)	no reportable conflicts of interest that have not been reported.

(f)	Annual Certification of Compliance with Written Supervisory Procedures

Each Access Person shall certify annually that he or she has:

(i)	received a copy of, or has been advised of the online location for, OCM’s current Written Supervisory Procedures (which govern OCM’s broker-dealer operations);

(ii)	read and understands the current Written Supervisory Procedures; and

(iii)	complied with the Written Supervisory Procedures.

(g)    Conflict of Interest

Each Access Person shall notify the CCO in writing of a personal conflict of interest relationship that may involve an OCM client, such as the existence of an economic relationship between his or her transactions and securities held or to be acquired by an OCM client.

(h)	Notification and Acknowledgment

The CCO shall notify in writing (including e-mail) each Supervised Person that he or she is subject to this Code, and shall deliver a copy of this Code and any subsequent amendments to it to each Supervised Person. Each Supervised Person annually will provide the CFO with a written acknowledgement of his or her receipt of this Code and any subsequent amendments to it.

(i)	Review of Reports

The CFO shall review the initial, annual and quarterly holding reports, as well as the trade confirmations and transaction statements, submitted to the Compliance Department by Access Persons as soon as practicable after the submission of such reports to the Compliance Department to determine compliance with this Code. The CCO’s personal investing shall be monitored by the CFO or the President, and the CFO’s personal investing shall be monitored by the CCO or the President. Violations of this Code must be reported immediately to the CCO.

(j)	Exceptions

Exceptions to the Code must be explained and approved in writing by the CCO or Senior Management.

7.	REPORTING OF VIOLATIONS TO THE CCO AND MPS

(a)
Every Access Person is responsible for immediately notifying the CCO of potential violations of this Code. The CCO shall report to MPS on a quarterly basis material violations of this Code (including material violations that do not relate to the Funds) and any sanctions imposed in response.

(b)
If the CCO determines that a transaction otherwise reportable to MPS under Paragraph (a) of this Section 7 was not a result of a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he or she may, in his or her discretion, include a written explanation of such finding in the quarterly report made pursuant to this Code in lieu of reporting the transaction as a material violation to MPS.

8.    ANNUAL REPORTING

At least annually, the CCO shall prepare a report relating to this Code to Senior Management and MPS, which shall:

(a)	summarize any changes in the Code’s procedures made;

(b)
describe issues arising under the Code or its procedures that relate to the Funds, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations;

(c)
identify any recommended changes in the existing restrictions or procedures based upon OCM’s experiences under the Code, evolving industry practices or developments in applicable laws or regulations; and

(d)	report that OCM has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

9.    SANCTIONS

Upon discovering a violation of this Code of Ethics, the CCO may recommend to Senior Management such sanctions as he or she deems appropriate, which may include, among other things, a letter of censure or the suspension or termination of the employment of the violator. In addition, in certain circumstances the Code provides for the mandatory disgorgement of profits.

10.    RETENTION OF RECORDS

The CFO will maintain the following records relating to this Code for at least seven (7) years after the fiscal year such records were created:

(a)	the Code (including a copy of each Code of Ethics that has been in effect at any time during the last seven (7) years);

(b)	each Compliance Department memorandum or other record of a Code violation and any action taken as a result of the violation;

(c)	a record of written acknowledgements of receipt of this Code and Code amendments for each person who currently is, or at any time during the past seven (7) years was, a Supervised Person;

(d)	a copy of each initial, annual and quarterly report (including brokerage confirmations or account statements provided in lieu of any such report) made by a Supervised Person hereunder;

(e)	a list of persons who currently are, or at any time during the last seven years were, Access Persons;

(f)	a list of persons who were responsible for reviewing such reports at any time during the last seven years;

(g)	a record of any decision and the rationale supporting the decision to approve the purchase of Reportable Securities by Access Persons that requires pre-clearance;

(h)	a record of any decision and the rationale supporting the decision to approve a waiver of any Code provision; and

(i)	a copy of each written annual report to an OCM client, if any.
Amended and Restated on November, 2018
Exhibit A
OLSTEIN CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
INITIAL REPORT
To the Compliance Department:

I hereby certify that:

1.
I have received a copy of, or have been advised of the online location for, the current: (i) Compliance Manual, including the Code of Ethics (“Code”), for Olstein Capital Management, L.P. (“OCM”); and (ii) OCM’s Written Supervisory Procedures (“WSP”).

2.
I have read and understand the current: (i) Compliance Manual, including the Code, and recognize that I am subject to the Code in the capacity of an “Access Person,” and that I may be subject to the Code in other capacities, as well; and (ii) WSP.

3.	Except as may be noted here, I have no knowledge of the existence of any personal conflict of interest relationship which may involve OCM or any OCM client: ______________________.

4.	The information on this form is complete and accurate and is current as of _______________, which is a date no more than forty-five (45) calendar days prior to the date I became an Access Person.

5.
As of the date below, which such date is no later than ten (10) calendar days after I became an Access Person, as that term is defined in the Code, I had a direct or indirect beneficial ownership* in the following Reportable Securities (which excludes securities in accounts with respect to which I have no direct or indirect influence or control):

Name of Security	Exchange Ticker Symbol or CUSIP Number	Number of Securities and Principal Amount (if applicable)	Type of Interest (Direct or Indirect)

☐ I have attached the above information to this Form.

6.
As of the date this report is submitted I maintain only the following account(s) in which any securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below (which excludes accounts with respect to which I have no direct or indirect influence or control):

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

☐ I have attached the above information to this Form.
Signature:
Print Name:
Title:
Date Submitted:
* Beneficial ownership also includes securities held in the name of your spouse or children living in your household.
Exhibit B
OLSTEIN CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
ANNUAL REPORT
To the Compliance Department:

I hereby certify that during the calendar year ________:

1.
I have received a copy of, or have been advised of the online location for, the current: (i) Compliance Manual, including the Code of Ethics (“Code”), for Olstein Capital Management, L.P. (“OCM”); and (ii) OCM’s Written Supervisory Procedures (“WSP”).

2.
I have read and understand the current: (i) Compliance Manual, including the Code, and recognize that I am subject to the Code in the capacity of an “Access Person,” and that I may be subject to the Code in other capacities, as well; and (ii) WSP.

3.
I have: (a) complied with the Compliance Manual, including the Code, and the WSP in all respects; (b) submitted this report within thirty (30) calendar days after the end of the calendar year; and (c) provided information on this form that is complete and accurate and is current as of a date no more than forty-five (45) calendar days before the date this report has been submitted.

4.	Except as may be noted here, I have no knowledge of the existence of any personal conflict of interest relationship which may involve OCM or any OCM client: ______________________.

5.
As of December 31, ____, I had a direct or indirect beneficial ownership* in the following Reportable Securities (which excludes securities in accounts with respect to which I have no direct or indirect influence or control):

Name of Security	Exchange Ticker Symbol or CUSIP Number	Number of Securities and Principal Amount (if applicable)	Type of Interest (Direct or Indirect)

☐ I have attached the above information to this Form.

6.
I maintain only the account(s) listed below in which any securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below (which excludes accounts with respect to which I have no direct or indirect influence or control):

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

☐ I have attached the above information to this Form.

Signature:
Print Name:
Title:
Date Submitted:
* Beneficial ownership also includes securities held in the name of your spouse or children living in your household.

Exhibit C
OLSTEIN CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
QUARTERLY SECURITIES TRANSACTIONS REPORT
For the Calendar Quarter Ended: __________________
To the Compliance Department:

1.
I hereby certify that during the quarter referred to above, the following were all of the transactions that were effected in Reportable Securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by Olstein Capital Management, L.P. (“OCM”).

Name of Security (including interest rate, maturity date and principal amount, if applicable)	Date of Transaction	Number of Shares	Price	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Name and Address of Broker, Dealer or Bank Through Which Effected

☐ I have attached the above information to this Form.
☐ I have all of my confirmations and account statements sent to OCM, which include the above information.
☐ I did not have any securities transactions that need to be reported during the quarter.

This report: (i) excludes transactions with respect to which I had no direct or indirect influence or control; (ii) excludes other transactions not required to be reported; and (iii) is not an admission that I have or had direct or indirect beneficial ownership in the securities listed above.

2. I hereby certify that I maintained only the following brokerage accounts listed below, in which any securities were held during the quarter referenced above for my indirect or direct benefit (which excludes accounts with respect to which I had no direct or indirect influence or control):

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

☐ I have attached the above information to this Form.
☐ There is no change to my brokerage account information from the previous quarter.

3. I hereby certify that: (a) Except as noted in this report, I have no knowledge of the existence of any personal conflict of interest relationship which may involve OCM or any OCM client; and (b) I have provided information on this form that is complete and accurate and I have submitted this report no later than thirty (30) calendar days after the end of the calendar quarter in which the reported transactions were effected.

Signature:
Print Name:
Title:
Date Submitted:

Appendix 1

Olstein Capital Management, L.P.

Business Gift and Entertainment Policy

I.	Introduction

Olstein Capital Management, L.P. (“OCM”) has adopted this Business Gift and Entertainment Policy (“Policy”) to ensure that OCM employees (including officers), in carrying out their duties: (1) act in accordance with high ethical standards; (2) meet or exceed applicable legal and regulatory requirements with respect to the giving and receiving of gifts and entertainment; and (3) avoid conflicts of interest that may result from the giving or receiving of gifts or entertainment.

For purposes of this Policy, the distinction between a “gift” and “entertainment” is an important one. Generally, as used throughout this Policy, the term “gift” refers to items that are accepted from or given to any person primarily as a result of a business relationship. “Entertainment” means any event, meal or activity whose primary purpose is business-related and is offered by and attended by a person who himself or herself or through his or her employer or affiliate has a current or prospective business relationship with OCM or an OCM advisory client, including the Olstein All Cap Value Fund and the Olstein Strategic Opportunities Fund (each, a “Fund,” and together, the “Funds”), which are series of Managed Portfolio Series (“MPS”) that are advised by OCM. If the person or entity paying for the entertainment does not have a person or representative attending the event, the event constitutes a “gift” and is subject to the gift policy.

II.	Applicable Laws and Regulations

As an investment adviser, OCM owes general fiduciary duties to its advisory clients (such as the Funds) that are relevant when considering OCM’s receipt of gifts and/or entertainment. As a broker-dealer, OCM also is subject to the Financial Industry Regulatory Authority, Inc. (“FINRA”) rules that govern the giving and receiving of gifts and entertainment in certain circumstances.

In addition, the Investment Company Institute’s Advisory Group Report on Personal Investing has recommended that mutual funds’ codes of ethics prohibit “investment personnel” (those responsible for managing the fund’s investments) from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the fund. This recommendation was intended to parallel FINRA Rule 2341, and to avoid potential conflicts of interest.

III.	Policy

A.    General Prohibitions

No employee may accept a business gift or entertainment relating to OCM’s business unless it is permitted in this Policy or pre-approved in writing by the Compliance Department or Senior Management. Furthermore, no employee may participate in any business relationship or accept any business gift that could reasonably be expected to affect his or her independence, objectivity, or loyalty to clients. Before accepting a business gift or entertainment, an employee should use his or her judgment and consider whether it is consistent with both the letter and the objectives of this Policy. If an employee has any questions as to the propriety of a specific business gift or entertainment event, he or she is required to contact the Compliance Department or Senior Management before providing or accepting such gift or entertainment.

As a matter of general policy, employees are prohibited from:

•	Accepting any gift or entertainment that is conditioned upon any future or continuing business relationship with OCM or a client, including the Funds;

•	Soliciting any gift or entertainment;

•	Giving or accepting any gift or entertainment that would create the appearance of compromising judgment or creating a conflict of interest; and

•	Giving any gift or entertainment to Federal governmental officials, employees or their agents.

B.    Limitations on Receipt of Business Gifts

Employees are prohibited from accepting any business gift:

•
with a value greater than $100 per person per calendar year from any person or entity that does business with OCM or an OCM client, including the Funds, where OCM has the power to spend client funds to hire the person or entity, or recommend that the person or entity be hired (such as brokers or dealers that execute trades on behalf of clients, clients’ service providers, Fund counsel, etc.);

•	of cash or securities;

•	with a value greater than $100 per person per calendar year in connection with the sale and distribution of investment company securities (pursuant to FINRA Rule 2341); or

•	preconditioned on the achievement of a sales target (pursuant to FINRA Rule 2341).

C.    Limitations on Receipt of Business Entertainment

Employees may accept or participate in “reasonable and customary” business entertainment such as an occasional meal, round of golf, sporting event, theater production or comparable entertainment event, so long as it is not so frequent, extensive, or exorbitant as to raise any question of propriety and is not preconditioned on the achievement of a sales target.

D.    Limitations on Providing Business Gifts or Entertainment

Employees:

•
may not directly or indirectly make payments or offers of payments of any non-cash compensation (including gifts or entertainment) in connection with the sale and distribution of investment company shares, including non-cash compensation paid in connection with sales contests (pursuant to FINRA Rule 2341);

•
may not directly or indirectly give anything of value in excess of $100 per person per calendar year to an employee of another business when the gift is in relation to the employee firm’s business (pursuant to FINRA Rule 3220); and

•
may provide “reasonable and customary” business entertainment such as an occasional meal, round of golf, sporting event, theater production or comparable entertainment event, so long as it is not so frequent, extensive, or exorbitant as to raise any question of propriety and is not preconditioned on the achievement of a sales target.

E.    Guidelines

OCM employees are responsible for using good judgment and common sense to differentiate between proper and improper gifts and entertainment, and if an employee has any questions regarding whether a specific gift or entertainment is appropriate, he or she is required to consult with the Compliance Department or Senior Management. Additionally, employees can use the following guidelines to help them determine the types of gifts and entertainment that are appropriate. These guidelines are examples only, and are not intended to be an exhaustive list. Furthermore, whether a particular gift or entertainment is appropriate depends upon the specific facts and circumstances, including other gifts and entertainment that the employee has provided to or received from the same individual or entity.

a.
To be considered entertainment, usually one or more persons from the firm providing the entertainment must attend the event. Therefore, tickets to an event where a person from that firm does not attend the event with the recipient usually should be considered a gift.

b.	A gift or entertainment usually should be valued at the higher of cost or market value. However, a ticket to an event usually should be valued at the higher of cost or face value.

c.	An employee can only accept or give a gift or entertainment that would be an appropriate reimbursable business expense.

d.
An employee cannot accept or give a gift or entertainment that would be embarrassing to the firm, injurious to its reputation or put the firm in a bad light, such as trips to strip clubs, gambling establishments, etc.

e.	An employee cannot accept or give cash, personal loans, securities or deals on securities offerings.

f.	An employee usually cannot accept trips, vacations, hotel rooms or rides on a corporate or personal plane or helicopter unless prior approval was received and the costs reimbursed.

g.	An employee usually must receive pre-approval for entertainment provided to or received from the same person or entity after the fourth entertainment event in the same calendar year.

h.
An employee cannot circumvent this Policy by directing gifts or entertainment that would otherwise be prohibited by this Policy to his or her family or friends or the family or friends of a client, prospect or entity with which OCM does business.

i.
Prizes won in a raffle (such as at a conference) normally are not considered gifts under this Policy and do not have to be reported, so long as the value of the prize is not so exorbitant that it raises questions of propriety.

j.
Gifts of de minimis value (such as pens, notepads or modest desk ornaments), promotional items of nominal value that display a firm’s logo (such as umbrellas, tote bags or shirts) and solely decorative items commemorating a business transaction (even if they cost more than $100) (such as plaques or Lucite cubes) usually are not considered gifts under of this Policy and do not have to be reported, so long as the value is not so exorbitant that it raises questions of propriety.

F.    Pre-Approval and Documentation of Exceptions

Exceptions to this Policy require the prior written approval of the Compliance Department or Senior Management. In unusual circumstances, exceptions may be approved in writing after the gift or entertainment has been given or received. A person cannot approve or pre-approve his or her own actions under this Policy. Any exceptions granted under this Policy by the Compliance Department or Senior Management must be documented in writing.

IV.	Compliance Procedures

A.    Quarterly Gift and Entertainment Report and Certification

Each employee must submit to the Compliance Department a Gift and Entertainment Report (see Attachment A) within thirty (30) calendar days of the end of a calendar quarter itemizing each business gift and entertainment that he or she gave or received during the calendar quarter. In addition, each employee must certify that he or she complied with this Gift and Entertainment Policy during that quarter, or provide details of any variance from the Policy, and certify that he or she has completely and accurately completed the Gift and Entertainment Report. The Chief Financial Officer will review each employee’s certification quarterly and will notify Senior Management, including the Chief Compliance Officer, in writing of any violations of this Policy or of any items or patterns that arise on an individual or firm-wide basis that may cause concern.

B.	Responsibility for Recipient’s Policies

If an employee is considering providing a gift or entertainment, that employee is responsible for ascertaining and complying with any restrictions concerning his or her recipient’s acceptance of the gift or entertainment.

ATTACHMENT A
OLSTEIN CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
Gift and Entertainment Report
For the Calendar Quarter Ended: __________________
To the Compliance Department:

During the quarter referred to above, the following gifts and entertainment were received by me or given by me to another person or entity and are required to be reported pursuant to the Code of Ethics adopted by Olstein Capital Management, L.P.

Date	Gift		Entertainment		Received from/ Given to	Business Relationship	Description of Gift/Entertainment (fruit basket, theater tickets, gift card, etc.)	Approximate Value	Pre-Approval Required? (If so, provide name of approver)
	Given	Rec’d	Given	Rec’d

☐ I have attached the above information to this Form.
☐ I did not give or receive any reportable gifts or entertainment during the quarter.

I hereby certify that: (a) I have completely and accurately disclosed in this Report all gifts and entertainment that I have received or provided during this quarter and that are required to be disclosed by the Code of Ethics; and (b) I have submitted this Report no later than thirty (30) calendar days after the end of the calendar quarter in which the reported gifts and entertainment were received or provided.

Signature:
Print Name:
Title:
Date:

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